Exhibit 99.1

Concur Reports Results for Second Quarter of Fiscal 2013

REDMOND, Wash., May 1, 2013 /PRNewswire/ -- Concur (Nasdaq: CNQR) today reported financial results for its second quarter ended March 31, 2013.

Concur reported total revenue for the second quarter of fiscal 2013 of $127.4 million, up 17.5% from the year-ago quarter and up 3.7% from the prior quarter. GAAP net loss attributable to Concur for the fiscal 2013 second quarter was $7.6 million, or $0.14 net loss per share. Fiscal 2013 second quarter non-GAAP pretax income was $13.6 million, or $0.24 per share.

"As we discussed in April, we experienced one of the best bookings performances in Concur's history, with new bookings growing more than 100% over the second quarter last year. The strong bookings have resulted in longer implementation cycles, which impacts short-term revenue growth," said Steve Singh, Chairman and CEO of Concur. "The bookings strength is primarily a result of the better-than-expected momentum in our federal government ETS2 contract and continued strength in our commercial business. We expect revenue growth to accelerate in the second half of fiscal 2013 with greater visibility for fiscal 2014, based on our underlying bookings momentum and the continued success of our core initiatives."

Singh continued, "We just completed the largest and most successful Fusion conference in our history, where more than 2,000 customers and partners made it clear that they are looking to Concur to drive the innovation agenda for our industry. Our open platform and connections to the vast travel ecosystem present a unique opportunity to transform a $1 trillion industry. We will provide the leadership to help realize the promise of The Perfect Trip by taking the knowledge, relationships and lessons learned over the past 20 years, and leveraging them to evolve our company and industry into the future."

Financial Highlights

  Total revenue was $127.4 million for the second quarter of fiscal 2013, up 17.5% compared to the year-ago quarter, and up 3.7% sequentially.
  GAAP pre-tax loss was $8.5 million, compared to a GAAP pre-tax income of $1.3 million in the year-ago quarter.  GAAP net loss attributable to Concur was $7.6 million, or $0.14 net loss per share, for the second quarter of fiscal 2013, compared to $4.8 million, or $0.09 net loss per share, for the year-ago quarter.
  Non-GAAP pretax income was $13.6 million, or $0.24 per share, for the second quarter of fiscal 2013, compared to $18.5 million, or $0.33 per share, for the year-ago quarter. Please refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures used in this press release.
  Non-GAAP operating margin was 12.4% for the second quarter of fiscal 2013, compared to 18.5% for the year-ago quarter.
  GAAP cash flows from operations were $18.7 million for the second quarter of fiscal 2013.

Recent Business Highlights

  Concur is revolutionizing the corporate travel industry by driving innovation for travelers, businesses and suppliers to fuel The Perfect Trip™.  At Fusion 2013, Concur's annual customer conference, the Company released several new solutions that deliver against this vision – supported by The Concur® T&E Cloud, Concur® Open Booking and Concur® Big Data – including:
    Concur Open Booking, which enables transactions booked through travel supplier web sites to automatically appear in Concur, delivering complete visibility, streamlined expense reporting and enhanced duty of care data back to corporate clients, regardless of where travel was booked.  New partners on the Open Booking platform include:
      Egencia®, the business travel division of the Expedia, Inc. group.  Through Concur Open Booking, trips booked and managed by Egencia are automatically added to Concur Expense where the details pre-populate the expense report. Itinerary details, e-receipts and credit card charges are all matched to deliver increased insight and control to organizations, while making completing expense reports easier and more efficient for employees.
      IHG (InterContinental Hotels Group), one of the world's leading global hotel companies. With the integration of Concur Open Booking, travelers whose profiles are linked with their IHG loyalty program account will be able to book directly on IHG's seven brand websites — which include InterContinental® Hotels & Resorts, Hotel Indigo®, Crowne Plaza® Hotels & Resorts, the Holiday Inn® brand family and two extended stay brands — and still get their company's negotiated rates. They'll also enjoy a personalized web experience that includes e-receipts directly from the hotel that automatically pre-populate their expense report.
    Concur App Center, which helps businesses and their travelers discover applications that deliver significant value to the enterprise as well as to their business travelers. Through the Concur App Center, web and mobile software developers can list applications (apps) that are integrated using Concur's open platform.  The App Center was launched with more than 30 relevant partners delivering apps for companies and their employees.
  Concur continued to extend its leadership position in travel and expense management, adding a significant number of new clients globally. The Company continued to see strong demand from its core enterprise customer market and to experience rapid growth in the SMB market and emerging international markets as these businesses look to capitalize on the benefits of an integrated travel and expense management solution.
  A growing number of federal agencies have signed up for the company's E-Gov Travel Service 2 (ETS2) solution to help them realize the cost savings, compliance benefits, and reporting capabilities that result from using an integrated travel and voucher management service to better manage the total cost of a trip. GSA's core mission is to deliver cost savings to federal agencies and ETS2 is an essential tool for federal agencies for efficient, cost-effective travel management strategies and delivery of real savings to the taxpayer.
  Concur hosted its annual customer conference – Fusion 2013 – over four days in April at The Venetian® | The Palazzo® in Las Vegas.  Fusion brings together Concur clients, partners and staff to connect, collaborate and learn. Over the course of the four-day event, Concur unveiled exciting new innovations to inspire the future of business travel and enable each member of the corporate travel ecosystem to participate and reach that future on their own timetable.  For the first time at Fusion, Concur debuted a Partner Expo showcase where more than 65 T&E companies gave the more than 2,000 attendees a first-hand look at what Concur partners have to offer.
  Concur acquired conTgo to add comprehensive location-based services with advanced mobile communications and messaging capabilities to Concur's offerings, extending the value of the Concur T&E Cloud for partners, suppliers and clients alike. The conTgo team developed an award-winning solution for companies to track, locate and communicate with employees regardless of their location. Working together with the Concur ecosystem of application developers, customers, and suppliers, Concur plans to deliver a variety of new location-based applications that benefit companies and their travelers alike.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

  Concur expects revenue for the third quarter of fiscal 2013 to grow approximately 23% year-over-year from the third quarter of fiscal 2012. For the third quarter of fiscal 2013, Concur expects non-GAAP pretax income per share to be $0.37.  Non-GAAP pretax income excludes the effects of non-cash related items such as stock-based compensation expenses, amortization of intangible assets, and the accretion of the discount on our senior convertible notes.  It also excludes the non-cash accounting implications and cash fees and expenses of acquisitions and other related strategic activity in which the Company may deploy capital.
  Concur expects fiscal 2013 revenue to grow approximately 23% year-over-year from fiscal 2012.
  Concur expects fiscal 2013 non-GAAP pretax income per share to be at least $1.40.
  Concur expects fiscal 2013 non-GAAP operating margin to be approximately 16% to 19%.
  Concur expects cash flows from operations in fiscal 2013 to be at least $80 million, excluding the TripIt contingent consideration settlement, excess tax benefits from share based compensation, and acquisition and other related costs. The Company expects capital expenditures to be slightly greater than typical range of 6% to 8% of fiscal 2013 revenue.

All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur's current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services, such as longer implementation cycles at large customer deployments; our ability to manage expected growth of our subscription service offerings; the scalability and security of our computer networks and hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; potential difficulties in connection with recent business and asset acquisitions, including achievement of the anticipated benefits of these acquisitions or the broader integration of such businesses with Concur; risks associated with our financing and investment activities; and adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance.

Please refer to the Company's public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Revenue	$ 127,370	$ 108,394	$ 250,168	$ 208,778
Expenses:
Cost of operations	36,564	30,285	71,560	59,255
Sales and marketing	55,518	41,878	110,460	82,223
Systems development and programming	13,799	10,024	28,026	19,747
General and administrative	20,280	16,577	39,912	31,744
Revaluation of contingent consideration	(677)	(1,138)	2,132	(3,577)
Amortization of intangible assets	4,539	4,634	9,003	8,599
Total expenses	130,023	102,260	261,093	197,991
Operating income (loss)	(2,653)	6,134	(10,925)	10,787
Other income (expense):
Interest income	490	530	1,044	1,012
Interest expense	(5,128)	(4,807)	(10,096)	(9,562)
Loss from equity investments	(767)	(570)	(1,368)	(1,066)
Other, net	(473)	55	(561)	(423)
Total other expense	(5,878)	(4,792)	(10,981)	(10,039)
Income (loss) before income tax	(8,531)	1,342	(21,906)	748
Income tax expense (benefit)	(678)	6,305	(1,735)	6,658
Consolidated net loss	(7,853)	(4,963)	(20,171)	(5,910)
Less: Loss attributable to noncontrolling interest	208	125	494	204
Net loss attributable to Concur	$ (7,645)	$ (4,838)	$ (19,677)	$ (5,706)
Net loss per share attributable to Concur common stockholders:
Basic	$ (0.14)	$ (0.09)	$ (0.36)	$ (0.11)
Diluted	(0.14)	(0.09)	(0.36)	(0.11)
Weighted average shares used in computing net loss per share:
Basic	55,597	54,524	55,337	54,309
Diluted	55,597	54,524	55,337	54,309

Concur Technologies, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	March 31,	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 224,440	$ 302,274
Short-term investments	241,824	201,062
Accounts receivable, net of allowance of $1,662 and $1,507	94,074	86,591
Deferred tax assets	17,041	12,929
Deferred costs and other assets	54,088	47,312
Total current assets	631,467	650,168
Non-current assets:
Property and equipment, net	65,423	57,391
Investments	81,008	65,621
Deferred costs and other assets	41,245	42,650
Intangible assets, net	102,162	105,895
Deferred tax assets	18,072	17,657
Goodwill	289,556	281,892
Total assets	$ 1,228,933	$ 1,221,274
Liabilities and equity
Current liabilities:
Accounts payable	$ 14,824	$ 12,674
Customer funding liabilities	37,196	29,239
Accrued compensation	18,458	31,261
Acquisition-related liabilities	261	4,488
Acquisition-related contingent consideration	25,899	22,692
Other accrued expenses and liabilities	32,558	32,035
Deferred revenues	76,162	69,838
Senior convertible notes, net	258,006	251,607
Total current liabilities	463,364	453,834
Non-current liabilities:
Deferred rent and other long-term liabilities	681	634
Deferred revenues	16,410	17,578
Acquisition-related contingent consideration	3,063	-
Tax liabilities	10,557	8,155
Total liabilities	494,075	480,201
Equity:
Concur stockholders' equity:
Common stock, $0.001 par value per share	56	55
Authorized shares: 195,000
Shares issued and outstanding: 55,810 and 55,058
Additional paid-in capital	877,494	861,301
Accumulated deficit	(136,962)	(117,285)
Accumulated other comprehensive loss	(5,762)	(3,579)
Total Concur stockholders' equity	734,826	740,492
Noncontrolling interests	32	581
Total equity	734,858	741,073
Total liabilities and equity	$ 1,228,933	$ 1,221,274

Concur Technologies, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31		Six Months Ended March 31
	2013	2012	2013	2012
Operating activities:
Consolidated net loss	$ (7,853)	$ (4,963)	$ (20,171)	$ (5,910)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Amortization of intangible assets	4,539	4,634	9,003	8,599
Depreciation and amortization of property and equipment	7,082	5,743	13,703	11,039
Accretion of discount and issuance costs on notes	3,227	3,010	6,399	5,968
Share-based compensation	13,718	9,832	31,447	21,546
Revaluation of contingent consideration	(677)	(1,138)	2,132	(3,577)
Deferred income taxes	(1,586)	6,637	(3,217)	6,721
Excess tax benefits from share-based compensation	(219)	(137)	(365)	(173)
Loss from equity investments	767	570	1,368	1,066
Payments of contingent consideration	(591)	-	(591)	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(9,650)	(11,016)	(7,389)	(15,147)
Deferred costs and other assets	(5,759)	(1,889)	(4,345)	(2,911)
Accounts payable	2,898	514	1,661	1,116
Accrued liabilities	8,075	8,172	(11,310)	(4,358)
Deferred revenues	4,728	5,144	5,423	7,491
Net cash provided by operating activities	18,699	25,113	23,748	31,470
Investing activities:
Purchases of investments	(125,677)	(175,772)	(253,185)	(298,022)
Maturities of investments	136,141	138,453	212,485	224,759
Increase (decrease) in customer funding liabilities, net of changes in restricted cash	5,140	3,466	8,129	(7,564)
Investments in and loans to unconsolidated affiliates	-	-	(17,326)	(6,864)
Capital expenditures	(10,455)	(7,879)	(20,989)	(15,429)
Payments for acquisitions, net of cash acquired	(9,564)	-	(9,564)	(67,460)
Payments of contingent consideration related to Etap acquisition	(1,266)	(5,275)	(1,266)	(5,275)
Net cash used in investing activities	(5,681)	(47,007)	(81,716)	(175,855)
Financing activities:
Payments on repurchase of common stock	-	(777)	(201)	(1,375)
Net proceeds from share-based equity award activity	857	1,029	1,420	1,671
Proceeds from employee stock purchase plan activity	928	627	1,584	1,160
Minimum tax withholding on restricted stock awards	(19,251)	(9,602)	(19,347)	(9,718)
Excess tax benefits from share-based compensation	219	137	365	173
Payments of contingent consideration	(2,497)	-	(2,497)	-
Net cash used in financing activities	(19,744)	(8,586)	(18,676)	(8,089)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(1,086)	(8)	(1,190)	(283)
Net decrease in cash and cash equivalents	(7,812)	(30,488)	(77,834)	(152,757)
Cash and cash equivalents at beginning of period	232,252	247,888	302,274	370,157
Cash and cash equivalents at end of period	$ 224,440	$ 217,400	$ 224,440	$ 217,400

Concur Technologies, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012

Operating income (loss):
Operating income (loss)	$ (2,653)	$ 6,134	$ (10,925)	$ 10,787
Income (loss) from operations as a % of total revenue (operating margin)	-2.1%	5.7%	-4.4%	5.2%
Add back:
Share-based compensation	13,718	9,832	31,447	21,546
Amortization of intangibles	4,539	4,634	9,003	8,599
Acquisition and other related costs	1,182	448	1,481	593
Revaluation of contingent consideration	(677)	(1,138)	2,132	(3,577)
Contingent consideration (included in compensation expense)	(480)	(2)	1,075	1,913
Noncontrolling interest joint venture	208	125	494	204
Non-GAAP operating income	$ 15,837	$ 20,033	$ 34,707	$ 40,065
Non-GAAP operating income as a % of total revenue (non-GAAP operating margin)	12.4%	18.5%	13.9%	19.2%
Net income (loss) attributable to Concur:
Net loss attributable to Concur	$ (7,645)	$ (4,838)	$ (19,677)	$ (5,706)
Add back:
Share-based compensation	13,718	9,832	31,447	21,546
Amortization of intangibles	4,539	4,634	9,003	8,599
Acquisition and other related costs	1,182	448	1,481	593
Revaluation of contingent consideration	(677)	(1,138)	2,132	(3,577)
Contingent consideration (included in compensation expense)	(480)	(2)	1,075	1,913
Loss from equity investments	767	570	1,368	1,066
Accretion of note discount	2,897	2,695	5,743	5,342
Income tax expense (benefit)	(678)	6,305	(1,735)	6,658
Non-GAAP pretax income attributable to Concur	$ 13,623	$ 18,506	$ 30,837	$ 36,434
Diluted net income (loss) per share attributable to Concur:
Diluted net loss per share attributable to Concur	$ (0.14)	$ (0.09)	$ (0.36)	$ (0.11)
Add back:
Share-based compensation	0.24	0.18	0.55	0.38
Amortization of intangibles	0.08	0.08	0.16	0.16
Acquisition and other related costs	0.02	0.01	0.03	0.01
Revaluation of contingent consideration	(0.01)	(0.02)	0.04	(0.06)
Contingent consideration (included in compensation expense)	(0.01)	-	0.02	0.04
Loss from equity investments	0.02	0.01	0.03	0.02
Accretion of note discount	0.05	0.05	0.10	0.09
Income tax expense (benefit)	(0.01)	0.11	(0.03)	0.12
Non-GAAP pretax diluted income per share attributable to Concur	$ 0.24	$ 0.33	$ 0.54	$ 0.65
Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	55,597	54,524	55,337	54,309
GAAP diluted shares	55,597	54,524	55,337	54,309
Adjustment for share-based equity awards	1,634	1,909	1,827	1,943
Non-GAAP diluted shares	57,231	56,433	57,164	56,252

Concur Technologies, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Non-GAAP operating expense:
Cost of operations	$ 34,977	$ 29,172	$ 67,306	$ 56,524
Sales and marketing	49,302	37,019	94,307	69,475
Systems development and programming	12,176	9,249	24,266	17,546
General and administrative	15,011	12,917	29,489	25,161
Total	$ 111,466	$ 88,357	$ 215,368	$ 168,706
Non-GAAP operating margin*	12.4%	18.5%	13.9%	19.2%
Non-GAAP pretax diluted income per share attributable to Concur*	$ 0.24	$ 0.33	$ 0.54	$ 0.65

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Cost of operations	$ 36,564	$ 30,285	$ 71,560	$ 59,255
Less:
Share-based compensation	1,492	1,083	4,061	2,678
Acquisition and other related costs	1	4	2	6
Noncontrolling interest joint venture	94	26	191	47
Non-GAAP cost of operations	$ 34,977	$ 29,172	$ 67,306	$ 56,524

Sales and marketing	$ 55,518	$ 41,878	$ 110,460	$ 82,223
Less:
Share-based compensation	6,545	4,786	14,985	10,927
Contingent consideration (included in compensation expense)	(434)	(2)	972	1,729
Acquisition and other related costs	19	24	22	25
Noncontrolling interest joint venture	86	51	174	67
Non-GAAP sales and marketing	$ 49,302	$ 37,019	$ 94,307	$ 69,475

Systems development and programming	$ 13,799	$ 10,024	$ 28,026	$ 19,747
Less:
Share-based compensation	1,643	763	3,607	1,994
Contingent consideration (included in compensation expense)	(46)	-	103	184
Acquisition and other related costs	2	1	3	5
Noncontrolling interest joint venture	24	11	47	18
Non-GAAP systems development and programming	$ 12,176	$ 9,249	$ 24,266	$ 17,546

General and administrative	$ 20,280	$ 16,577	$ 39,912	$ 31,744
Less:
Share-based compensation	4,038	3,200	8,794	5,947
Acquisition and other related costs	1,160	419	1,454	557
Noncontrolling interest joint venture	71	41	175	79
Non-GAAP general and administrative	$ 15,011	$ 12,917	$ 29,489	$ 25,161

* Please refer to the reconciliation of GAAP to non-GAAP financial measures on previous page.

CONCUR TECHNOLOGIES, INC.

About Concur's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur's non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur's management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur's operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP operating income, non-GAAP operating margin, non-GAAP operating expense, non-GAAP pretax income, non-GAAP cost of operations, non-GAAP sales and marketing expenses, non-GAAP systems development and programming expenses, non-GAAP general and administrative expenses, non-GAAP diluted shares, and non-GAAP diluted pretax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

  Share-based compensation. Concur's non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units ("RSU"). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods.
  Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
  Acquisition and other related costs. Concur excludes the effects of acquisition and other related costs from its non-GAAP financial measures. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital. Such expenses are incurred in connection with our acquisitions and other strategic investments, which generally would not have otherwise been incurred in the periods presented as a part of our continuing operations. Concur also believes it is useful for investors to understand the effects of these items on our operations.
  Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in the consolidated statements of operations.  Concur excludes from its non-GAAP financial measures the gains or losses from the fair value re-measurement of the contingent consideration in order to facilitate the comparison of post-acquisition operating results. Concur believes that it is useful for investors to understand the effects of these items on our operations.
  Contingent consideration (included in compensation expense). Concur's non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the potential cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares.  As the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is subject to revaluation similar to the above mentioned "revaluation of contingent consideration". Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results.
  Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.
  Loss from equity investments. For investments under the equity method, Concur records its proportionate share of investee income or loss, including adjustments to recognize certain differences between carrying value and Concur's equity in net assets of the investee at the date of investment, impairments, and other adjustments required by the equity method. Concur's non-GAAP financial measures excludes the equity method adjustments from GAAP income because they are unrelated to our ongoing operations and are significantly impacted by factors outside our direct control.
  Accretion of note discount. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.
  Income tax expense (benefit). Concur excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.

Further, in the calculation of non-GAAP pretax income per share:

  Non-GAAP pretax income is calculated by excluding the impacts of the non-GAAP adjustments described above.
  Non-GAAP diluted shares are calculated by including the anti-dilutive impact of options to purchase shares of our own stock, which reduces the potential economic dilution upon conversion of our senior convertible notes. Under GAAP, the anti-dilutive impact of such call options ("Senior Convertible Notes Hedge") is not reflected in diluted shares. Concur includes the anti-dilutive impact of the Senior Convertible Notes Hedge, if any, in non-GAAP diluted shares because it is useful for investors to understand their economic effects.
  The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pretax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

  Concur's management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP operating expense, non-GAAP pretax income and non-GAAP diluted pretax income per share in internal reports used by management in monitoring and making decisions regarding Concur's business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur's Board of Directors. Concur also uses non-GAAP pretax diluted income per share as a measure to determine executive cash incentive compensation.
  Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP operating expense, non-GAAP diluted shares, non-GAAP pretax income and non-GAAP diluted pretax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.
  The principal limitation of Concur's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.
  To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

About Concur

Concur® is a leading provider of integrated travel and expense management solutions for companies of all sizes. Concur's easy-to-use web-based and mobile solutions help companies and their employees control costs and save time. In support of the mission to fuel The Perfect Trip™, Concur delivers continuous innovation through The Concur® T&E Cloud, the open platform that enables the entire ecosystem to build upon and extend applications, content and T&E data aggregated through Concur; Concur® Open Booking, which ensures fully integrated travel and expense for every trip – regardless of where it is booked; and Concur® Big Data, which leverages the industry's most comprehensive source of T&E data to provide enhanced value in accordance with their travel policies. Learn more at www.concur.com.

CONTACT: Investors, Todd Friedman, Concur, +1-415-401-1205, Todd.Friedman@concur.com; or Press, Kristin Prigmore, Weber Shandwick for Concur, +1-206-576-5551, kprigmore@webershandwick.com